SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 17, 2005
AZTAR CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-5440 (Commission File Number)	86-0636534 (I.R.S. Employer Identification Number)
2390 East Camelback Road, Suite 400, Phoenix, Arizona (Address of principal executive offices)		85016 (Zip Code)
Registrant's telephone number, including area code (602) 381-4100
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] [ ] [ ] [ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)(3)

At a meeting of the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Aztar Corporation (the "Company"), held on May 11, 2005, the Committee set the terms of Mr. Ciarfalia's employment with the Company as follows:

Salary

Annual salary, effective February 25, 2005, Mr. Ciarfalia's annual review date, was set at $325,000.

Bonus

Mr. Ciarfalia will be eligible for a bonus that will be based on performance of duties, the Company's financial performance, and the contribution made by Mr. Ciarfalia in positioning the Company to meet its five-year plan.

Stock Options

On May 11, 2005, Mr. Ciarfalia was granted a nonqualified stock option. The option gives Mr. Ciarfalia the right to purchase 40,000 shares of the Company's common stock at a price of $30.90 per share (the fair market value on the date of grant). The option vests in three equal (or as close to equal as possible) annual installments beginning May 11, 2006. The option expires on May 11, 2015. In addition, Mr. Ciarfalia will most likely continue to receive an annual grant of nonqualified stock options under the Company's stock option plans.

Supplemental Employee Nonqualified Retirement Plan (SERP)

On May 11, 2005, the Committee selected Mr. Ciarfalia to participate in the Nonqualified Retirement Plan for Selected Senior Executives, as of March 1, 2005, the date that Mr. Ciarfalia met the eligibility requirements of the plan. The nonfunded plan provides that a participant upon retirement at age 65 will receive annually for 10 years, 35% of the average of the last five full year's salary from the Company. The estimated annual benefit payable upon Mr. Ciarfalia's retirement at age 65 based on actuarial assumptions is $115,200.

Benefits

Mr. Ciarfalia participates in the Company's benefit programs (medical insurance, travel and accident insurance, life insurance, 401(k), etc.).

2

As previously reported, Mr. Ciarfalia does not have an employment agreement with the Company. The terms of Mr. Ciarfalia's severance agreement, as described in the Company's annual Proxy Statement, have not changed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZTAR CORPORATION
By:	N.W. ARMSTRONG, JR. Nelson W. Armstrong, Jr. Vice President, Administration and Secretary
Date: May 13, 2005

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